Exhibit 99.8

  HAMILTON AEROSPACE TECHNOLOGIES, INC.
         AN ARIZONA CORPORATION
            6901 S. PARK AVE.
            TUCSON, AZ  85706
        TELEPHONE (520) 294-3481


Plaintiff Pro Se


                            SUPERIOR COURT OF ARIZONA

                                   PIMA COUNTY

Hamilton Aerospace Technologies, Inc.,
                                                    NO.   C2005-5160
                    Plaintiff,
                                                    COMPLAINT
      vs.
                                                    (Contract)
Aero Micronesia,
                                                    CARMINE CORNELIO
                    Defendant.

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     Plaintiff for its Complaint alleges as follows:

     1. Hamilton Aerospace Technologies, Inc. is a Delaware corporation authorized to conduct business in the State of Arizona.

     2. Defendant Aero Micronesia is a Guam corporation doing business in Pima County in the State of Arizona.

     3. The contract which is the subject of this action provides that jurisdiction and venue for any disputes will be in the State of Arizona.

                           Count I Breach of Contract
                           --------------------------

     4. The allegations contained in paragraphs 1-3 as set forth above are hereby incorporated by reference as though the same were fully set forth at length.

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     5. On or about August 19, 2004, Plaintiff and Defendant entered into a
Maintenance and Service Agreement (the "Agreement") whereby the Defendant agreed to pay and compensate Plaintiff for certain aircraft repair services and goods provided in connection therewith and Defendant assumed responsibility for payment of the same. A copy of the signed Agreement is attached hereto as Exhibit A and incorporated herein by reference.

     6. On various dates from the inception of the Agreement through October 23, 2004, Plaintiff supplied Defendant with certain goods and services pursuant to the Agreement.

     7. Under the terms of the Agreement, Plaintiff is entitled to recover interest/finance charges on the outstanding balance of the account at the rate of 18% per annum from November 12, 2004 until paid.

     8. Defendant is indebted to Plaintiff for goods and services purchased in the current principal sum of $184,684.64, together with interest thereon from November 12, 2004 until paid. This amount reflects credit for all payments and other just and lawful credits and offsets. A copy of Plaintiff's statement of this account is attached as Exhibit B.

     9. Plaintiff has made written demand upon Defendant for payment, however Defendant has failed and/or refused to pay said indebtedness. Said refusal by the Defendant to pay the sum due Plaintiff constitutes a breach of contract and agreement entered into by and between the parties. A copy of the Plaintiff's demand letter is attached hereto as Exhibit "C" and incorporated herein by reference.

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


     10. Under the terms of the Agreement, Plaintiff is entitled to recover its collection costs, including attorneys' fees. Plaintiff is also entitled to recover its reasonable attorneys' fees and costs pursuant to A.R.S. ss. 12-341.01. Plaintiff alleges that it is entitled to recovery of its costs incurred herein in an amount not less than $ 500.00, and requests that the Court award at least that amount in the event this action proceeds to default.

                           Count II Unjust Enrichment
                           --------------------------

     11. The allegations contained in paragraphs 1-10 as set forth above are hereby incorporated by reference as though the same were fully set forth at length.

     12. By way of alternative claim for relief, Plaintiff would show that Defendant requested and induced Plaintiff to provide services and sell goods in connection therewith and that said goods and services were not provided as a gratuity; that Plaintiff did provide the goods and services for the benefit of the Defendant and at the request of the Defendant as more fully set forth in the Agreement which is attached hereto as Exhibit "A" and incorporated herein by reference; that Plaintiff provided the goods and services with full knowledge and approval of the Defendant; and that the goods and services were provided by the Plaintiff with the reasonable expectation that the Defendant would pay for the same.

     13. Defendant has failed and/or refused to compensate Plaintiff for the goods and services rendered to and for the benefit of the Defendant. Plaintiff has made written demand upon Defendant for payment, however Defendant has failed and/or refused to pay said indebtedness. The reasonable value of the goods and services which have not been paid by the Defendant is $184,684.64. The failure of the Defendant to pay and compensate Plaintiff for the reasonable value of such goods and services will result in unjust enrichment to the Defendant.

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


14. By virtue of the goods and services provided by the Plaintiff to and for the benefit of the Defendant, Plaintiff is entitled to recover from Defendant the reasonable value of such goods and services in the amount of $184,684.64 together with interest and costs incurred by Plaintiff in connection with pursuing said remedy.

     WHEREFORE, Plaintiff requests judgment against Defendant Aero Micronesia, as follows:

     1.For the principal sum of $184,684.64, together with interest accruing at the rate of 18% per annum on that amount from November 12, 2004, until paid;

     2.For costs and fees incurred in this action, together with interest accruing at the rate of 10% per annum from the date of the judgment until paid; and

     3. For any other relief the court deems just.

     WHEREFORE, in the alternative, Plaintiff prays that judgment be entered against Defendant as follows:

     1.For the reasonable value of the goods and services in the amount of $184,684.64 together with interest accruing at the rate of 18% per annum on that amount from November 12, 2004, until paid; and

     2.For any other relief the court deems just.

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


     DATED this 13th day of September, 2005.

                                             Plaintiff Pro Se



                                             By  /S/ John B. Sawyer
                                                 -------------------------------
                                                     John B. Sawyer

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


                                  VERIFICATION

     I, John B. Sawyer, authorized agent for the Plaintiff, Hamilton Aerospace Technologies, Inc., being first duly sworn upon oath, deposes and says:

     1. I am the Plaintiff herein and am familiar with the facts alleged in the foregoing Complaint; and

     2. The matters and things alleged therein are true to the best of my information, knowledge and belief.

                                               /S/ John B. Sawyer
                                               ---------------------------------
                                                   JOHN B. SAWYER

     ACKNOWLEDGED AND SWORN TO before me this 13th day of September, 2005 by John B. Sawyer.

                                               /S/ Delano Goeman
                                               ---------------------------------
                                                         Notary Public

      (Notary Seal)

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